Exhibit 14

TREND MINING COMPANY
CODE OF ETHICS FOR
SENIOR FINANCIAL OFFICERS AND PRINCIPAL EXECUTIVE OFFICER

Trend Mining Company (“Trend") has established the following Code of Ethics (the "Code") for its Chief Executive Officer and Senior Financial Officers to ensure the continuing integrity of financial reporting and to protect the interests of its shareholders and all those with which Trend conducts business. This Code sets forth specific policies to guide the Company's Chief Executive Officer and Senior Financial Officers in the performance of their duties. Trend's Chief Executive Officer and Senior Financial Officers shall:

1.
Act with honesty and integrity, ethically handling any actual or potential conflicts between his personal, private interests and the interests of Trend, avoiding improper personal benefits as a result of his position.

2.
Perform responsibilities with a view to causing periodic reports filed with the SEC or other public communications by Trend to contain disclosures which are accurate, timely, complete and understandable.

3.	Comply with federal, state and local laws and regulations applicable to Trend.

4.	Take appropriately prompt action to report violations of this Code to the proper person or persons.

5.	Be accountable for adherence to this Code.

6.	Maintain accurate financial record keeping.

7.
Refrain from taking any action that fraudulently influences, coerces, manipulates, or misleads any independent public or certified accountant engaged in the performance of an audit of the financial statements of Trend for the purpose of rendering such financial statements materially misleading.

/s/ Thomas A. Loucks

Thomas A. Loucks
President and Chief Executive Officer

/s/ John P. Ryan

John P. Ryan
Treasurer and Senior Financial Officer